(logo)WELLS FARGO BANK



                  ANNUAL CERTIFICATION FOR CALENDAR YEAR 1995



Dear Investor:

This is to certify the following items with respect to real estate loans we service on your behalf.

* We   have  complied  with  all applicable provisions of the executed servicing agreement and/or servicing guidelines.

* Servicing is in compliance with  applicable  state and federal laws, HUD or VA
  regulations, and        all    the   terms   of    the    loan      documents.

* Taxes,  mortgage  insurance,  flood  and/or  hazard  insurance and assessments have been paid, if applicable, by Wells Fargo Bank as required by escrow agreements and regulations. Payment of taxes and insurance by borrowers, if applicable, is tracked and verified using normal industry methods and standards.

* Insurance   policies   are   in   possession   of  Wells  Fargo  Bank,  or its
  authorized  insurance  vendor, as required   by  the  terms  of  our  mortgage
  impairment coverage.

* ARM rate and payment changes are made according to contractual and regulatory requirements, and payment change notices sent as required by law. An ongoing audit process ensures the integrity of our on-line information.

* Interest is paid on escrow funds in compliance with all federal and state laws, regulations, and contracts.

* Loan documents are held in our vault, at 401 West 24th Street, National City, California, 91950, or by a document custodian pursuant to applicable servicing contracts.

* All  IRS  information   returns,  including  IRS Forms, 1098 Mortgage Interest
  Statement, and 1099-A Acquisition or Abandonment are filed pursuant to IRS regulations.

Certified by: /s/William J. McClung
              William J. McClung, Senior Vice President
              Loan Servicing Manager, Mortgager, Mortgage Lending Servicing

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                   P.O. Box 85071  San Diego, CA 92186-5071



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